Exhibit 99.2

FERRELLGAS, L.P. ANNOUNCES 81.91% OF 6.75% SENIOR NOTES DUE 2014 TENDERED BY THE EARLY TENDER DATE AND ALSO ANNOUNCES RELATED REDEMPTION OF 6.75% SENIOR NOTES DUE 2014

OVERLAND PARK, Kan., Nov. 24, 2010 —

Ferrellgas, L.P. (the “Company”) announced today that $368,600,000 in principal amount of the 6.75% Senior Notes due 2014 issued by the Company and Ferrellgas Finance Corp. (the “Notes”) (CUSIP No. 315292AD4 and 315292AF9), or 81.91% of the outstanding Notes, had been validly tendered as of the early tender date and withdrawal date of 5:00 p.m., New York City time, on November 23, 2010, in connection with the Company’s previously announced cash tender offer to purchase any and all of the outstanding Notes. The tender offer is made pursuant to an Offer to Purchase dated November 9, 2010 (the “Offer to Purchase”), which sets forth a more comprehensive description of the terms of the tender offer.

On November 24, 2010, the Company accepted for purchase and payment all of the Notes that were validly tendered and not withdrawn at or prior to the early tender date. Payment for the Notes was made today. Holders of Notes who tendered their Notes at or prior to the early tender date received $1,025.00 for each $1,000 principal amount of Notes validly tendered (which includes the early tender payment of $2.50 per $1,000 principal amount of Notes), plus any accrued and unpaid interest on the Notes from the last interest payment date for the Notes to, but not including, the initial payment date for the tender offer.

The tender offer remains open and is scheduled to expire at 11:59 p.m., New York City time, on December 8, 2010, unless extended or earlier terminated. Holders who validly tender their Notes after the expiration of the early tender date and at or prior to the expiration date will receive $1,022.50 for each $1,000 principal amount of the Notes validly tendered (which is the total consideration minus the early tender payment), plus any accrued and unpaid interest on the Notes from the last interest payment date for the Notes to, but not including, the final payment date for the tender offer. The Company currently expects to have a final acceptance date and final purchase promptly following the expiration of the tender offer for Notes tendered after the early tender date.

The Company has also announced that it will redeem for cash all Notes that remain outstanding after the consummation of the tender offer at the redemption price of $1,022.50 per $1,000 principal amount, plus accrued and unpaid interest on the Notes up to, but not including, the redemption date. Holders may obtain copies of the official notice of redemption by calling U.S. Bank National Association, the trustee for the Notes; toll free at (800) 934-6802.

Payment of the redemption price will be made on or about December 27, 2010 upon presentation and surrender of the Notes by mail or hand delivery to U.S. Bank National Association, 100 Wall Street, Suite 1600, New York, New York 10005, Attention: Corporate Trust Services. Unless the Company defaults in making the redemption payment, interest on the Notes will cease to accrue on and after the redemption date and the only remaining right of the holders thereof is to receive the redemption payment upon surrender to U.S. Bank National Association of the Notes.

The Company has retained J.P. Morgan and Wells Fargo Securities to serve as joint dealer managers for the tender offer and have retained i-Deal LLC to serve as the depositary and information agent for the tender offer. Requests for documents may be directed to i-Deal LLC by telephone at (888) 593-9546 or (212) 849-5000 or in writing at 1359 Broadway, 2nd Floor, New York, NY 10018. Questions regarding the tender offer may be directed to J.P. Morgan at (800) 245-8812 or to Wells Fargo Securities at (866) 309-6316 or (704) 715-8341.

This press release is neither an offer to purchase nor a solicitation of an offer to sell the Notes or any other securities. The tender offer is made only by and pursuant to the terms of the Offer to Purchase and the related Letter of Transmittal. None of the Company, the dealer managers, the depositary or the information agent makes any recommendations as to whether holders should tender their Notes pursuant to the tender offer. Holders must make their own decisions as to whether to tender Notes, and, if so, the principal amount of Notes to tender.

Statements in this release concerning expectations for the future are forward-looking statements. A variety of known and unknown risks, uncertainties and other factors could cause results, performance and expectations to differ materially from anticipated results, performance and expectations. These risks, uncertainties and other factors are discussed in the Form 10-K of Ferrellgas Partners, L.P., Ferrellgas Partners Finance Corp., Ferrellgas, L.P., and Ferrellgas Finance Corp. for the fiscal year ended July 31, 2010, and other documents filed from time to time by these entities with the Securities and Exchange Commission.

Contact:

Tom Colvin, Investor Relations, 913-661-1530

Jim Saladin, Media Relations, 913-661-1833

SOURCE Ferrellgas Partners, L.P.